Exhibit 99.1

ABERCROMBIE & FITCH CO. REPORTS DECLARATION OF QUARTERLY CASH DIVIDEND OF $0.20 PER SHARE

New Albany, Ohio, August 23, 2019: Abercrombie & Fitch Co. (NYSE: ANF) today reported that on August 22, 2019, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 16, 2019 to stockholders of record at the close of business on September 6, 2019.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained herein or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements.  Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The factors disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and in A&F's subsequently filed quarterly report on Form 10-Q, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this press release or otherwise made by management.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For more than 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the modern customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes liberating the carefree spirit of an endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com